Exhibit 99.1

Constellation Energy Partners Reports Third Quarter 2008 Results

HOUSTON, Nov. 7, 2008—Constellation Energy Partners LLC (NYSE Arca: CEP) today reported third quarter results and updated its full 2008 forecast.

The company produced 4,477 MMcfe for the third quarter, up 42 percent from the third quarter of 2007 and one percent from the second quarter of 2008. Adjusted EBITDA was $18.8 million, an increase of 19 percent from the third quarter of 2007 and a decrease of 8 percent from the second quarter of 2008. Net income on a Generally Accepted Accounting Principles (GAAP) basis for the third quarter of 2008 was $26.9 million, up from $6.9 million from the third quarter of 2007 and up $35.7 million from the second quarter of 2008.

Third quarter results included an unrealized noncash mark-to-market (MTM) gain of $22.0 million from future period natural gas hedges primarily as a result of lower natural gas prices as of Sept. 30, 2008.

During the third quarter, the company completed 40 net wells and 14 net recompletions, bringing program results to 90 net wells and 32 recompletions for the first nine months of 2008. An additional 33 wells and recompletions were in progress, of which 15 to 20 are expected to flow to sales by the end of the year.

The company revised its expectations for the full year 2008 drilling program, as a result of drilling program delays experienced at the beginning of the year. The company indicated it expects to deliver 105 to 115 net wells, down from its original forecast of 115 to 130 net wells. Total net recompletions for the year are expected to range from 35 to 40, down from 85 to 100 net recompletions.

“Although we have reduced the number of wells and recompletions we intend to complete during the year, we have observed greater predictability in the results that we have delivered. We have demonstrated that our projections and expectations for well costs and performance are reasonable and the current level of maintenance capital spending is maintaining our production levels and offsetting decline rates,” said Stephen R. Brunner, president and chief executive officer of Constellation Energy Partners. “This knowledge gives us better control of our program and improves our decision-making capabilities. As we move forward, our ability to select higher rate of return investments and deliver more predictable production should allow us to ultimately improve our capital efficiency.”

The company also provided an update on its 2008 full year forecast. The company indicated it expects to spend between $40 million to $45 million in capital, compared to a forecast of $44.5 million. The company indicated it expects to deliver 17 to 18 Bcfe of production during the year, compared to a forecast range of 17 to 20 Bcfe. The company revised its operating expense forecast to $58 million to $59 million, up from $54.5 million to $57.5 million, among other things to reflect additional expenses related to the Torch arbitration and retention of a strategic advisor. The company also revised its Adjusted EBITDA forecast range to $70 million to $75 million, down from $94 million to $105 million, to reflect the impact of lower realized natural gas prices and production results and higher operating expenses.

“Based on our revised guidance for 2008, we anticipate that our full year distribution coverage ratio will be less than 1.0 times, a level we believe is not sustainable. We anticipate that our future distribution levels will be evaluated based on distribution coverage ratio, overall portfolio performance and market outlook, in conjunction with advice from our strategic advisor and approval from our Board of Managers,” said Brunner. “Once we finalize our 2009 business plan and gain approval from our Board of Managers, we will provide further guidance on both the plan and future distribution levels, which we anticipate doing prior to our next earnings call.”

Non-GAAP Measures

We present Adjusted EBITDA and Distributable Cash Flow in addition to our reported net income in accordance with GAAP. Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) plus interest (income) expense; depreciation, depletion and amortization; write-off of deferred financing fees; impairment of long-lived assets; (gain) loss on sale of assets; (gain) loss from equity investment; long-term incentive plan expense; accretion of asset retirement obligation; unrealized (gain) loss on natural gas derivatives; and realized (gain) loss on cancelled natural gas derivatives. Distributable Cash Flow is defined as Adjusted EBITDA less maintenance capital expenditures and cash interest expense. Maintenance capital expenditures are capital expenditures that we expect to make on an ongoing basis to maintain our asset base (including our undeveloped leasehold acreage) at a steady level over the long term. These expenditures include the drilling and completion of additional development wells to offset the expected production decline during such period from our producing properties, as well as additions to our inventory of unproved properties or proved reserves required to maintain our asset base.

Adjusted EBITDA and Distributable Cash Flow are used by management to indicate (prior to the establishment of any cash reserves by our Board of Managers) the cash distributions we expect to pay our unitholders. Specifically, these financial measures indicate to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Adjusted EBITDA and Distributable Cash Flow are also used as quantitative standards by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure. Adjusted EBITDA and Distributable Cash Flow are not intended to represent cash flows for the period, nor are they presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. We also provide our earnings forecast in terms of Adjusted EBITDA. We are unable to reconcile our forecast to GAAP net income or operating income because we do not predict the future impact of adjustments to net income (loss), such as (gains) losses on gas derivatives and equity investments or asset impairments, due to the difficulty of doing so.

SEC Filings

CEP intends to file its Form 10-Q for the quarter ended Sept. 30, 2008, on or about Nov. 7, 2008.

Forward-Looking Statements

We make statements in this news release that are considered forward- looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

Conference Call Information

The company will host a conference call today at 8:30 a.m. (CST) to review its financial results and discuss its business outlook for 2008.

To participate, analysts, investors, media and the public in the U.S. may dial (888) 322-9245 shortly before 8:30 a.m. (CST). The international phone number is (773) 756-0253. The conference password is PARTNERS.

A replay will be available approximately one hour after the end of the call by dialing (800) 294-3092 or (402) 220-9770 (international). A live audio webcast of the conference call, presentation slides and the earnings press release will be available on the Investor Relations page of Constellation Energy Partners’ web site (http://www.constellationenergypartners.com). A webcast replay, as well as a replay in downloadable MP3 format, will also be available on the site approximately one hour after the completion of the call.

Constellation Energy Partners LLC, (http://www.constellationenergypartners.com), is a limited liability company focused on the acquisition, development and exploitation of oil and natural gas properties, as well as related midstream assets.

Constellation Energy Partners LLC
Operating Statistics
	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net Production:
Total production (MMcfe)	4,477	3,158	12,942	6,181
Average daily production (Mcfe/day)	48,663	34,326	47,234	22,641

Average Net Sales Price per Mcfe:
Net realized price, including hedges (a)	$7.83	$7.25	$7.96	$7.99
Net realized price, excluding hedges	$8.74	$5.63	$8.79	$6.46
(a) Excludes impact of mark-to-market losses and net of cost of sales.

Net Wells Drilled and Completed	40	34	90	54
Net Recompletions	14	17.5	32	20.5

Constellation Energy Partners LLC
Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	($ in thousands)		($ in thousands)
Oil and gas sales	$37,674	$23,536	$109,056	$50,033
Gain/(Loss) from mark-to-market activities	21,976	2,635	3,987	(2,766)

Total revenues	$59,650	$26,171	$113,043	$47,267

Operating expenses:

Lease operating expenses	9,428	5,077	27,701	9,822
Cost of sales	2,633	656	6,020	656
Production taxes	2,241	992	6,791	2,136
General and administrative	3,800	2,667	10,922	6,057
(Gain)/Loss on sale of equipment	(85)	(8)	(296)	86
Depreciation, depletion and amortization	11,318	7,619	32,340	13,162
Accretion expense	105	98	307	211

Total operating expenses	29,440	17,101	83,785	32,130

Other expenses:
Interest (income) expense, net	3,218	2,216	8,596	3,906
Other (income) expense	53	(29)	49	(99)

Total expenses	32,711	19,288	92,430	35,937

Net income (loss)	$26,939	$6,883	$20,613	$11,330

Adjusted EBITDA	$18,806	$15,832	$56,856	$32,946

EPS—Basic	$1.21	$0.37	$0.92	$0.79
EPS—Basic Units Outstanding	22,351,667	18,398,146	22,350,239	14,289,600

EPS—Diluted	$1.21	$0.37	$0.92	$0.79
EPS—Diluted Units Outstanding	22,351,667	18,400,709	22,370,700	14,292,163

Constellation Energy Partners LLC
Condensed Consolidated Balance Sheets

	September 30, 2008	December 31, 2007
	($ in thousands)

Current assets	$48,156	$45,873
Natural gas properties, net of accumulated depreciation, depletion and amortization	693,969	643,653
Other assets	19,941	17,129

Total assets	$762,066	$706,655

Current liabilities	$24,181	$20,551
Debt	216,000	153,000
Other long-term liabilities	19,789	16,702

Total liabilities	259,970	190,253

Class D Interests	6,667	7,000

Common members’ equity	488,333	505,178
Accumulated other comprehensive income	7,096	4,224

Total members’ equity	495,429	509,402

Total liabilities and members’ equity	$762,066	$706,655

Constellation Energy Partners LLC

Reconciliation of Net Income to Adjusted EBITDA to Distributable Cash

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	($ in thousands)		($ in thousands)
Reconciliation of Net Income to Adjusted EBITDA to Distributable Cash
Net income	$26,939	$6,883	$20,613	$11,330
Add:
Interest expense/(income), net	3,218	2,216	8,596	3,906
Depreciation, depletion and amortization	11,318	7,619	32,340	13,162
Accretion of asset retirement obligation	105	98	307	211
(Gain)/Loss on sale of asset	(85)	(8)	(296)	86
Loss from mark-to-market activities	(21,976)	(2,635)	(3,987)	2,766
Long-term incentive plan	118	22	273	22
Unrealized (gain)/loss on natural gas derivatives/hedge ineffectiveness	(831)	1,637	(990)	1,463

Adjusted EBITDA (1)	$18,806	$15,832	$56,856	$32,946

Maintenance capital (2)	7,417	3,314	21,584	6,071
Drilling fund	(366)	(1,134)	(3,366)	(1,134)
MSA Agreement	(850)	—	(850)	—
Interest expense (cash)	3,005	1,680	8,054	2,590

Distributable Cash	$9,600	$11,972	$31,434	$25,419

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	($ in thousands)		($ in thousands)
Reconciliation of Net Income to Adjusted EBITDA to Distributable Cash
Net income	$(8,790)	$2,193	$(6,326)	$4,447
Add:
Interest expense/(income), net	3,059	1,182	5,378	1,690
Depreciation, depletion and amortization	11,489	3,584	21,022	5,543
Accretion of asset retirement obligation	101	77	202	113
(Gain)/Loss on sale of asset	—	(1)	(211)	94
Loss from mark-to-market activities	15,033	2,619	17,989	5,401
Long-term incentive plan	57	—	155	—
Unrealized (gain)/loss on natural gas derivatives/hedge ineffectiveness	(410)	223	(159)	(174)

Adjusted EBITDA (1)	$20,539	$9,877	$38,050	$17,114

Maintenance capital (2)	7,417	1,519	14,167	2,757
Drilling fund	(1,500)	—	(3,000)	—
Interest expense (cash)	1,549	488	5,049	912

Distributable Cash	$13,073	$7,870	$21,834	$13,445

(1)	Our Adjusted EBITDA should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Our Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

          We define Adjusted EBITDA as net income (loss) plus:

— interest (income) expense;

— depreciation, depletion and amortization;

— write-off of deferred financing fees;

— impairment of long-lived assets;

— (gain) loss on sale of assets;

— (gain) loss from equity investment;

— long-term incentive plan expense;

— accretion of asset retirement obligation;

— unrealized (gain) loss on natural gas derivatives; and

— realized loss (gain) on cancelled natural gas derivatives

(2)	Maintenance capital expenditures are capital expenditures that we expect to make on an ongoing basis to maintain our asset base (including our undeveloped leasehold acreage) at a steady level over the long term. These expenditures include the drilling and completion or additional development wells to offset the expected production decline during such period from our producing properties, as well as additions to our inventory of unproved properties or proved reserves required to maintain our asset base.